UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
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145 Hunter Drive, Wilmington, Ohio 45177
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD MAY 8, 2014
Notice is hereby given that the 2014 Annual Meeting of Stockholders of Air Transport Services Group, Inc., a Delaware corporation (the “Company”), has been called and will be held on Thursday, May 8, 2014, at 11:00 a.m., local time, at the Wilmington Air Park, 145 Hunter Drive, Wilmington, Ohio 45177, for the following purposes:

1.	To elect two directors to the Board of Directors each for a term of one year;

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2014;

3.	To hold an advisory vote on executive compensation; and

4.	To attend to such other business as may properly come before the meeting and any adjournments thereof.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2013 Annual Report. We believe that this process allows us to provide our stockholders with the necessary information, while reducing our costs and lessening the environmental impact of the Annual Meeting. The Notice contains instructions on how to access the Proxy Statement and 2013 Annual Report over the Internet. The Notice also contains instructions on how to request a paper copy of the proxy materials.
The foregoing matters are described in more detail in the Proxy Statement that is available at http://www.proxyvote.com.
At the meeting, we will also report on the Company’s business results for 2013 and the first quarter of 2014 as well as other matters of interest to stockholders.
Only holders of record, as of the close of business on March 12, 2014, of shares of common stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ W. Joseph Payne
Wilmington, Ohio	W. JOSEPH PAYNE
March 28, 2014	Secretary
YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY ALSO REQUEST A PAPER COPY OF THESE MATERIALS, WHICH WILL INCLUDE A PROXY CARD. THEN, YOU MAY VOTE BY FILLING IN, SIGNING AND RETURNING THE PROXY CARD IN THE PROVIDED ENVELOPE.

PROXY STATEMENT
AIR TRANSPORT SERVICES GROUP, INC.
145 Hunter Drive, Wilmington, Ohio 45177
ANNUAL MEETING OF STOCKHOLDERS, MAY 8, 2014
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Air Transport Services Group, Inc., a Delaware corporation (the “Company” or “ATSG”), for use at the Annual Meeting of Stockholders to be held at the Wilmington Air Park, 145 Hunter Drive, Wilmington, Ohio 45177, at 11:00 a.m., local time, on Thursday, May 8, 2014, and at any adjournments thereof. Proxies may be solicited in person, by telephone or mail, and the costs thereof will be borne by the Company.
The proxy materials, including this Proxy Statement, proxy card and the Company’s 2013 Annual Report, are being distributed and made available on or about March 28, 2014. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 28, 2014 to stockholders of record who owned common stock at the close of business on March 12, 2014. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.
At the Annual Meeting, the holders of shares of common stock of the Company will (1) vote to elect two directors for a term of one year and until their successors have been elected and qualified, (2) vote on a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2014, (3) hold an advisory vote on executive compensation, and (4) transact such other business as may properly come before the meeting and any adjournments thereof.

VOTING AT THE MEETING

Voting Rights and Outstanding Shares
Only holders of record of shares of common stock of the Company as of the close of business on March 12, 2014, will be entitled to notice of and to vote at the meeting and any adjournments thereof. The common stock is the only class of voting securities of the Company currently outstanding. Each share of common stock is entitled to one vote at the meeting on all matters properly presented at the meeting. On March 12, 2014, there were 64,850,537 shares of common stock outstanding. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Voting Procedures
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy or voting instruction card to see which options are available to you and how to use them. The deadline for voting by telephone or over the Internet is 11:59 p.m. ET, on May 7, 2014. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Stockholders whose shares are held in the name of a broker or other nominee and who wish to vote in person at the meeting will need to obtain a signed proxy form from the institution that holds their shares.

Vote Required
Proposal 1: Election of Directors. The two nominees for director must each receive the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, in order to be elected. A “majority of the votes cast” means that the number of votes “For” a nominee's election must exceed the number of votes “Against” that nominee's election. Abstentions and broker non-votes will have no effect on the outcome of the vote. The majority voting standard is discussed further under the section entitled "Majority Voting.”
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2014 fiscal year. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on the proposal.
Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify this proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on the proposal.
If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. Unless a stockholder provides specific instructions to withhold votes from a nominee for director with respect to Proposal 1, the persons named in the proxy will be authorized to vote the shares represented thereby "For" the election of the Board’s nominees for director. To the extent specific instructions are not given with respect to Proposals 2 and 3, the shares represented by the proxy will be voted "For" the proposal.

Shares Registered in the Name of a Broker
Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. A “broker non-vote” occurs when a stockholder of record, such as a broker or bank, does not vote on a proposal because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on the proposal. Proposals 1 and 3 are not discretionary items, so you must provide instructions to your broker in order to cast a vote on those proposals. Broker non-votes will have no effect on the outcome of the vote on proposals 1 and 3.

Revocability
You may revoke your proxy in one of the following ways: by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of the Company prior to the voting, or by giving a later dated proxy (including by means of a telephone or Internet vote) at any time before the voting deadline, which is 11:59 PM ET, on May 7, 2014.

Confidentiality
It is the policy of the Company that all proxy cards, ballots and vote tabulations that identify the vote of a specific stockholder on any matter submitted for a vote of stockholders be kept secret from the Company and its directors, officers and employees, except when (a) disclosure is required by applicable law or regulation, (b) a stockholder expressly requests such disclosure, or (c) in a contested proxy solicitation.

Proxy Solicitation
Proxies may be solicited by directors, executive officers and other employees of the Company in person or by telephone or mail only for use at the Annual Meeting or any adjournment thereof. The Company has retained Georgeson, Inc. (“Georgeson”) to assist with the solicitation of proxies for a project management fee of $15,000, plus reimbursement for out-of-pocket expenses. The Company may also engage Georgeson to solicit proxies by telephone for a reasonable additional fee determined on a per-completed-call basis. All solicitation costs will be borne by the Company.

Proxy Tabulation
Proxies and ballots will be received and tabulated by, and the inspector of election will be from, an independent firm that is not affiliated with the Company. Subject to the above exceptions to the confidential voting policy, comments on written proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials
If you share an address with another stockholder and we sent you a notice of intent to send you a householded mailing, you may receive multiple proxy cards but only one set of proxy materials (including our 2013 Annual Report and Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of documents now or in the future, you may write or call to request a separate copy of these materials from:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296
Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request that in the future, we deliver to you a single copy of these materials.

Principal Stockholders
To the Company’s knowledge, as of March 12, 2014, only the following stockholders owned more than 5% of the outstanding common stock of the Company:
Common Stock Ownership of Certain Beneficial Owners

Name	Number of Shares		Percentage of Common Stock Outstanding(4)
Red Mountain Capital Partners LLC 10100 Santa Monica Boulevard, Suite 925 Los Angeles, California 90067	11,152,425	(1)	17.2%
Prescott Group Capital Management, LLC 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	5,786,687	(2)	8.9%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	3,285,498	(3)	5.1%

(1)
Based on information provided to the Company by Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”), (i) Red Mountain Partners, L.P., a Delaware limited partnership (“RMP”), beneficially owns, in the aggregate, 11,152,425 shares of ATSG common stock and has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such shares; and (ii) because each of RMCP GP LLC, a Delaware limited liability company (“RMCP GP”), RMCP LLC, Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”), and Willem Mesdag, a natural person and citizen of the United States of America, may be deemed to control RMP, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the ATSG common stock beneficially owned by RMP. The foregoing number of shares excludes 69,829 restricted stock units held by J. Christopher Teets, a partner of RMCP LLC, in connection with his service on the Board.

(2)
Based solely on an Amendment No. 5 to Schedule 13G jointly filed with the SEC on February 14, 2013, by Prescott Group Capital Management, LLC, an Oklahoma limited liability company (“Prescott Capital”), Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership (“Prescott Small Cap”), Prescott Group Aggressive Small Cap II, L.P., an Oklahoma limited partnership (“Prescott Small Cap II” and, together with Prescott Small Cap, the “Small Cap Funds”) and Mr. Phil Frohlich, the principal of Prescott Capital. According to the filing, (i) the Amendment relates to shares of ATSG common stock purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership (“Prescott Master Fund”), of which the Small Cap Funds are general partners; (ii) Prescott Capital serves as the general partner of the Small Cap Funds and may direct the Small Cap Funds, the general partners of the Prescott Master Fund, to direct the vote and disposition of the 5,786,687 shares of ATSG common stock held by the Prescott Master Fund; and (iii) as the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of the 5,786,687 shares of ATSG common stock held by the Prescott Master Fund. This stock ownership information was reported as of December 31, 2012.

(3)
Based solely on a Schedule 13G filed with the SEC on February 10, 2014, Dimensional Fund Advisors LP reported sole voting power of 3,136,253 shares, and sole dispositive power of 3,285,498 shares, of ATSG common stock as of December 31, 2013. According to the filing, (i) Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of ATSG that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of ATSG common stock held by the Funds, but all of the shares of ATSG common stock reported in the filing are owned by the Funds; and (iv) Dimensional disclaims beneficial ownership of such ATSG common stock reported therein.

(4)	Based on 64,850,537 shares outstanding as of March 12, 2014.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Certificate of Incorporation provides for no fewer than three and no more than nine directors, as determined from time to time by the Board. The Company’s Board currently consists of eight members, divided into three classes as follows:
Class I (two positions with terms expiring in 2016):
Richard M. Baudouin
Randy D. Rademacher
Class II (three positions with terms expiring in 2014):
James H. Carey
John D. Geary
J. Christopher Teets
Class III (three positions with terms expiring in 2015):
Jeffrey J. Vorholt
Joseph C. Hete
Arthur J. Lichte

At our 2013 Annual Meeting, the stockholders adopted and approved an amendment to the Company’s Certificate of Incorporation to declassify the Board. As amended, the Company’s Certificate of Incorporation provides for the classified board structure to be eliminated in a manner that does not affect the unexpired terms of the previously elected directors. Accordingly, commencing with the elections at the Annual Meeting, our directors will be elected for a one-year term rather than a three-year term.

On March 3, 2014, John D. Geary informed the Board that he will not stand for re-election at the Annual Meeting and intends to retire from the Board upon the completion of his current term at the Annual Meeting. The Board and management express their sincere gratitude to Mr. Geary for his service to the Company and contributions to the Board. In connection with his retirement, the Board, in accordance with the Company's Amended and Restated Bylaws (the “Bylaws”), acted by resolution to reduce its size from eight to seven members, effective immediately prior to the Annual Meeting.
As a result, at the Annual Meeting, two directors will be elected to fill the positions that were formerly in Class II. James H. Carey and J. Christopher Teets are presently directors of the Company and have been nominated to continue as directors. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and approved by the Board. Each of the nominees, if elected, will serve for a one-year term expiring at the Annual Meeting of Stockholders in 2015 and until his respective successor has been elected and qualified as provided under the Bylaws. Messrs. Carey and Teets have each consented to being named in this Proxy Statement and to serve as a director, if elected. If either of them becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating and Governance Committee; however, the Board has no reason at this time to anticipate that this will occur. In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “For” a director nominee must exceed the number of shares voted “Against” that nominee). Abstentions and broker non-votes have no effect on the vote. The process that will be followed by the Board in the event that a nominee does not receive a majority of the votes cast is described below under the section entitled “Majority Voting.”
Set forth below is biographical information concerning each of the nominees for director at the Annual Meeting as well as the Company's other continuing directors who are not standing for re-election this year:

Nominees for Director
James H. Carey, age 81, Executive Vice President (Retired) of the Chase Manhattan Bank. Mr. Carey served as Managing Director of Briarcliff Financial Associates, a private financial advisory firm, from 1991 to 2002. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey was a director of The Midland Company, a provider of specialty insurance products, from April 1971 to April 2008, and served as the Chairman of the Audit Committee and a member of both the Compensation Committee and the Nominating Committee. He was also a director of Airborne, Inc. from 1978 to August 2003, and was a member of its Compensation Committee and Finance Committee. Mr. Carey has been the Chairman of the Board of the Company since May 2004, and has been a Director since August 2003. He is also the Chairman of the Executive Committee and is a member of both the Audit Committee and the Nominating and Governance Committee. Mr. Carey has played a critical role in the oversight of the work of management in the conduct of the Company’s business since his appointment as Chairman of the Board. Among other qualifications, Mr. Carey brings to the Board senior executive leadership and public company board experience, including considerable financial expertise.
J. Christopher Teets, age 41, Partner of Red Mountain Capital Partners LLC ("Red Mountain"), a private investment fund manager, since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman Sachs & Co. Mr. Teets joined Goldman Sachs & Co. in 2000 and was made a Vice President in 2004. Prior to Goldman Sachs & Co., Mr. Teets worked in the investment banking division of Citigroup. He holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics. Mr. Teets has also served as a director of Encore Capital Group, Inc., since May 2007, and as a director of Marlin Business Services Corp., since May 2010. Mr. Teets also previously served as a director of Affirmative Insurance Holdings, Inc., from August 2008 until September 2011. Red Mountain beneficially owns 11,152,425 shares of common stock of the Company, or approximately 17.2% of the Company’s 64.9 million shares outstanding. The Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a board member of the Company, which agreement is more particularly described below under the heading "Corporate Governance and Board Matters." Mr. Teets has been a Director of the Company since February 2009, and is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Among other qualifications, Mr. Teets brings to the Board significant business and investment banking experience as well as public company board experience, which helps the Board of Directors better understand the financial needs and challenges facing the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF JAMES H. CAREY AND J. CHRISTOPHER TEETS AS DIRECTORS OF THE COMPANY
Continuing Directors-Not Standing for Election This Year
Class III (Terms to Expire in 2015)
Joseph C. Hete, age 59, President and Chief Executive Officer of ATSG since October 2007 and Chief Executive Officer of ABX Air, Inc. since August 2003. He was the President of ABX Air, Inc. from January 2000 to February 2008 and the Chief Operating Officer of ABX Air, Inc. from January 2000 to August 2003. From 1997 until January 2000, he held the position of Senior Vice President and Chief Operating Officer of ABX Air, Inc. Mr. Hete served as Senior Vice President, Administration, of ABX Air, Inc. from 1991 to 1997, and Vice President, Administration, of ABX Air, Inc. from 1986 to 1991. He joined ABX Air, Inc. in 1980. Mr. Hete serves as a member of the Executive Committee. Among other qualifications, Mr. Hete brings to the Board a deep and extensive knowledge of the air cargo industry and the day-to-day operations of the Company through his years in various senior business leadership roles with the Company, including as Chief Executive Officer. He is able to keep the Board of Directors informed on the current state of the Company by serving as a director.
Arthur J. Lichte, age 64, General USAF (Retired). Mr. Lichte was the Commander of the Air Mobility Command ("AMC") at Scott Air Force Base in Illinois when he retired from U.S. Air Force in January 2010, as a four-star general after 38 years of service. He also served as Assistant Vice Chief of Staff and Director, Air Force Staff, Headquarters U.S. Air Force, Washington, D.C., where he was responsible for Air Staff organization and administration, served as Deputy Chairman of the Air Force Council, and was the U.S. Air Force accreditation official for the Corps of Air

Attachés. During his U.S. Air Force career, Gen. Lichte held command positions at squadron, group and wing levels and is a command pilot with more than 5,000 flying hours in various aircraft. In addition to his command experience, General Lichte also held headquarter-level assignments at Strategic Air Command, AMC, U.S. Air Force and U.S. Transportation Command. General Lichte has been a member of the Board since February 2013 and is a member of the Audit Committee and the Compensation Committee. General Lichte’s leadership of the AMC, along with his understanding of the many commercial air carriers and aircraft that supplement the U.S. Military's air transport operations around the world, is invaluable to the Company in further developing and expanding its air cargo and related businesses.
Jeffrey J. Vorholt, age 61, is an independent consultant and private investor. He was formerly a full-time faculty member at Miami University (Ohio) and concurrently an Adjunct Professor of Accountancy at Xavier University (Ohio), from 2001 to 2006. Mr. Vorholt, a CPA and attorney, was the Chief Financial Officer of Structural Dynamics Research Corporation from 1994 until its acquisition by EDS in 2001. Previously, he served as the Senior Vice President of Accounting and Information Systems for Cincinnati Bell Telephone Company and the Senior Vice President, Chief Financial Officer and Director for Cincinnati Bell Information Systems, which is now Convergys Corporation. Mr. Vorholt served as Director and Chairman of the Audit Committee for Softbrands, Inc., a global provider of enterprise-wide application software, from 2002 until its acquisition by Infor Global Solutions of Alpharetta, Georgia in 2009. Mr. Vorholt has been a Director of the Company since January 2004. He is the Chairman of the Audit Committee and is a member of both the Compensation Committee and the Executive Committee. Among other qualifications, Mr. Vorholt has over 30 years of experience in accounting and financial management, and his knowledge and experience in that field make him an invaluable asset to the Board, particularly through his service on the Audit Committee.
Class I (Terms to Expire in 2016)

Richard M. Baudouin, age 62, principal of Infinity Aviation Capital, LLC ("IAC"), an investment firm involved in aircraft leasing, since March 2011. Prior to his current role at IAC, Mr. Baudouin was a co-founder and former managing director of Aviation Capital Group ("ACG"), a commercial aircraft leasing company, from December 1989 to June 2010, where he oversaw the marketing and capital markets units of the firm. He worked in the aircraft finance unit of General Electric Capital Corporation from September 1977 to September 1983. Mr. Baudouin is a former board member of the Magellan Group, an engine leasing and aviation parts company, as well as a former board member of ACG and the International Society of Transport Air Trading Board of Governors. He has been a director of the Company since January 2013, and is a member of both the Audit Committee and the Nominating and Governance Committee. Mr. Baudouin possesses many years of experience in commercial aircraft leasing and financing and extensive contacts in the global leasing marketplace that assists the Company in further developing and expanding its aircraft leasing business.
Randy D. Rademacher, age 57, Senior Vice President, Chief Financial Officer, of Reading Rock, Inc. He has served as the Senior Vice President, Chief Financial Officer, of Reading Rock, Inc., a privately owned manufacturer and distributor of concrete products, since May 2008. Mr. Rademacher was formerly the Chief Financial Officer for The Armor Group, a privately owned manufacturer of industrial and commercial products, from July 2006 to May 2008 and the President of Dynus Corporation, a privately owned telecommunications company, from June 2005 to October 2005. He also served as the President of Comair Holdings LLC, from 1999 to 2005. During his career at Comair Holdings LLC, Mr. Rademacher also held a number of other positions, including Senior Vice President and Chief Financial Officer from 1993 to 1999, Vice President of Finance from 1989 to 1993, Controller from 1986 to 1989, and Director of Corporate Finance from 1985 to 1986. Prior to that, Mr. Rademacher was a CPA for Arthur Andersen & Co. from 1979 to 1985. He has been a director of the Company since December 2006 and is the Chairman of the Nominating and Governance Committee and a member of both the Audit Committee and the Executive Committee. Among other qualifications, Mr. Rademacher has substantial senior business leadership experience and expertise in the transportation industry from his service at Comair Holdings LLC. He also offers valuable insight on financial matters because of his work experience and accounting background.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors held eleven meetings during 2013 and each director participated in at least 95% of the board meetings and meetings of the committees of the Board on which he served during the year. Directors are expected to attend board meetings, meetings of the committees on which they serve and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2013 Annual Meeting, except for Mr. Carey, who was unable to travel for health reasons.

Independence
The Board has determined that each of the current directors, except Joseph C. Hete (by virtue of his employment as President and Chief Executive Officer of the Company), has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the independence standards of the SEC, NASDAQ and the Certificate of Incorporation, as currently in effect.
In considering the independence of J. Christopher Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner of approximately 17.2% of the Company’s outstanding shares, and concluded that his relationship with Red Mountain does not impact his independence as a director of the Company. In reaching this conclusion, the Board took into account the fact that the Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a board member of the Company. The agreement provides for the Company to disclose certain proprietary information to Red Mountain, and imposes confidentiality obligations on Red Mountain with respect to such information and restrictions on its ability to (i) acquire or agree to acquire, directly or indirectly, more than 17.49% of the issued and outstanding common stock of the Company or any assets of the Company or a subsidiary or division thereof; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote, as such terms are used in the rules of the SEC, or seek to advise or influence any person with respect to the voting of any securities of the Company; (iii) nominate or seek to nominate, directly or indirectly, any person to the Board of Directors; (iv) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the Company or any of its securities or assets, (v) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (vi) otherwise act or seek to control or influence the Board of Directors or the management or policies of the Company; (vii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in (i) through (v) above; or (viii) request for the Company, directly or indirectly, to amend or waive any of the foregoing provisions. In addition, the agreement provides that, for so long as (i) the standstill provisions are in effect and (ii) Red Mountain beneficially owns, directly or indirectly, in excess of 14.9% of the issued and outstanding common stock of the Company, Red Mountain shall, except with the prior written consent of the Company or the Board, cause such shares of common stock representing the portion of Red Mountain's beneficial ownership in excess of 14.9% to be voted in accordance with the Board's publicly stated recommendations for voting on such matters.

Majority Voting

In March 2013, the Board amended the Bylaws to implement a majority voting standard for the uncontested election of directors. The Bylaws, as amended, provide that in an uncontested election, each director will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “For” a nominee exceeds the number of shares voted “Against" that nominee. The Bylaws include a director resignation policy providing that, in any uncontested election, in order for any person to become a nominee for the Board, that person must submit an irrevocable resignation from the Board, which will become effective if that nominee does not receive a majority of the votes cast and the Board determines to accept such resignation. In such circumstances, the Board, acting on the recommendation of the Nominating and Governance Committee (which is composed entirely of independent directors), shall, within 90 days of receiving the certified vote pertaining to such election, determine whether to accept the resignation of such unsuccessful nominee and, in making that determination, may consider any factors or other information that it deems appropriate or relevant. The Nominating and Governance Committee and the Board expect an unsuccessful incumbent to voluntarily recuse himself or herself from participation in such deliberations. The

Company will promptly publicly disclose the Board's decision and, if applicable, the reasons for rejecting the tendered resignation, in a Report on Form 8-K filed with the SEC.
The majority voting standard does not apply, however, in a contested election of directors. An election is deemed to be a contested election if the number of nominees for election as directors at the meeting in question nominated by (i) the Board, (ii) any stockholder, or (iii) a combination thereof exceeds the number of directors to be elected. In such circumstances, directors are instead elected by a plurality of the votes cast, meaning that the nominees receiving the most votes are elected. The determination as to whether an election is a contested election is made as of the record date for the meeting in question. Once an election is determined to be a contested election, the plurality standard shall remain in effect through the completion of the meeting, regardless of whether the election ceases to be a contested election after the record date but prior to the meeting.
Because the number of director nominees timely nominated for election at the 2014 Annual Meeting does not exceed the number of directors to be elected at the meeting, the election of directors at the Annual Meeting will not be contested. As a result, each of the directors will be elected by a majority of the votes cast at the Annual Meeting.

Director Compensation
The Company uses a combination of cash and long-term incentive compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee recommends to the Board for its approval the form and amount of compensation paid to the non-employee directors. The Committee reviews the compensation arrangements of the directors on an annual basis, which review includes an evaluation prepared on an annual or bi-annual basis by Towers Watson, a national compensation consulting firm, retained by the Compensation Committee. The evaluation considers the compensation arrangements for the directors of similar companies. Like the executive officers, the directors are also subject to minimum stock ownership requirements. The directors are required to own and retain the minimum number of shares (including restricted stock units) totaling in value as of the date of grant or purchase, at least three times their annual retainer. Each director is expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which he or she was elected to the Board.

Cash Compensation
During 2013, the non-employee directors received an annual fee of $30,000, plus $1,500 for each board and committee meeting attended. The Chairman of the Board and the chairman of each of the standing committees of the Board also received an additional annual chairman fee. In 2013, the annual chairman fee for the Chairman of the Board was $65,000; (ii) the annual chairman fee for the Chairman of the Audit Committee was $17,000; and (iii) the annual chairman fee for the respective chairman of the Compensation Committee, Nominating and Governance Committee, and Executive Committee, was $5,000. Directors also are reimbursed during the year for out-of-pocket expenses incurred in the performance of their duties as directors, such as travel, meal and lodging expenses. In May 2014, the annual fee and additional annual chairman fee for the Chairman of the Board will be increased from $30,000 to $40,000 and from $65,000 to $80,000; respectively.

Long-Term Incentive Compensation
The long-term incentive compensation awards for the non-employee directors are comprised solely of restricted stock units. Since the approval of the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the "LTI Plan"), the Board has granted restricted stock unit awards to the Company’s non-employee directors on an annual basis under the terms of the LTI Plan. The size of the grants are determined by the Board and are based on the Company’s performance during the prior year and a periodic evaluation of the compensation arrangements of other companies prepared by Towers Watson, an executive compensation consulting firm.

Director Compensation Table
The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
James H. Carey	127,500	74,999	202,499
Richard M. Baudouin	52,500	74,999	127,499
James E. Bushman(2)	36,500	74,999	111,499
John D. Geary	60,000	74,999	134,999
Arthur J. Lichte	49,000	74,999	123,999
Randy D. Rademacher	65,000	74,999	139,999
J. Christopher Teets	62,500	74,999	137,499
Jeffrey J. Vorholt	78,500	74,999	153,499

(1)
Joseph C. Hete, the Company’s President and Chief Executive Officer, is not included in this table since he is an employee of the Company and, therefore, receives no compensation for his services as a director.

(2)	Mr. Bushman retired from the Board on May 10, 2013, at the end of his term.

(3)
Each director was awarded 13,736 restricted stock units. The restricted stock units are being reported in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 Compensation—Stock Compensation. The grant date fair value of the awards is based on information included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2014.

Long-Term Incentive Compensation Grants for 2014

The Compensation Committee authorized the grant of awards to the non-employee directors under the LTI Plan for 2014 at the close of the market on the third full trading day after the issuance of the Company's earnings for the fourth quarter and year-ended December 31, 2013. On that date, which was March 10, 2014, the non-employee directors were each granted 10,081 restricted stock units, except for the Chairman of the Board, who was granted 15,081 restricted stock units. The closing market price of our common stock on that date was $7.44 per share.

Board Committees
The Board has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee. The Audit Committee, Compensation Committee and Nominating and Governance Committee each consists exclusively of non-employee directors, and all of the committees, including the Executive Committee, are chaired by a non-employee director.

Audit Committee
The Company has a separately designated standing Audit Committee. The Audit Committee is currently composed of Jeffrey J. Vorholt, Chairman, Richard M. Baudouin, James H. Carey, Arthur J. Lichte and Randy D. Rademacher. Mr. Vorholt has been the Chairman of the Audit Committee since January 29, 2004. The Board has determined that Mr. Vorholt is an “audit committee financial expert” as defined in the rules under the Securities Exchange Act of 1934, as amended, and that he is independent.
The Audit Committee is generally charged with the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm the Company’s annual audited and quarterly consolidated financial statements; reviewing the internal audit function; overseeing the integrity, adequacy and effectiveness of the

Company and its subsidiaries’ internal accounting and financial controls; and approving and monitoring the Company and its subsidiaries’ compliance with their codes of conduct. Also, in the performance of its oversight function, the Audit Committee reviews the Company and its subsidiaries’ compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Committee held five meetings during 2013.
The Audit Committee performs its work under the guidance of a written charter that was initially approved by the Audit Committee and the Board in August 2003 and was most recently amended in May 2013. The charter of the Audit Committee is available through our Internet website at http://www.atsginc.com.
The Audit Committee has furnished the following report.

Audit Committee Report
This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Deloitte & Touche LLP (both alone and with management present), the Company's audited consolidated financial statements for the year ended December 31, 2013. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence," as currently in effect, and has discussed with Deloitte & Touche LLP their independence.
Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee
Jeffrey J. Vorholt, Chairman
Richard M. Baudouin
James H. Carey
Arthur J. Lichte
Randy D. Rademacher

Compensation Committee
The Compensation Committee is currently composed of J. Christopher Teets, Chairman, John D. Geary, Arthur J. Lichte and Jeffrey J. Vorholt. The Compensation Committee is responsible for reviewing, evaluating and making recommendations to the full Board regarding the Company and its subsidiaries’ overall compensation policies and establishing performance-based incentives that support long-term strategic goals, organizational objectives and stockholder interests. The Committee is also responsible for determining the compensation of the Chief Executive Officer based upon the achievement of goals and objectives that are approved by the Committee, and considering and approving the compensation arrangements for the other executive officers of the Company and its subsidiaries. This includes base salaries, short-term and long-term incentive awards, equity-related awards, participation in any deferred compensation or retirement plans or arrangements, benefits and perquisites. The Committee also evaluates the target performance goals for the non-executive senior officers and employees of the Company and its subsidiaries. In addition, the Committee oversees the administration of the Company and its subsidiaries' executive compensation plans, programs and arrangements, makes recommendations to the full Board with respect to succession planning for the Chief Executive Officer and other officers of the Company and its subsidiaries, and sets and reviews the compensation for the Board and committee members. The Committee held four meetings during 2013.
The Compensation Committee performs its work under the guidance of a written charter that was initially approved by the Compensation Committee and the Board in August 2003. The charter was most recently amended in May 2013. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Nominating and Governance Committee
The Nominating and Governance Committee is currently composed of Randy D. Rademacher, Chairman, Richard M. Baudouin, James H. Carey, John D. Geary and J. Christopher Teets. The Committee is generally charged with identifying individuals qualified to become members of the Board in accordance with the criteria approved by the Board; making recommendations to the full Board with respect to director nominees for each annual meeting of the stockholders; developing and recommending to the Board a set of corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and management. The Committee held four meetings during 2013.

The Nominating and Governance Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in March 2004 and was most recently amended in February 2010. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Executive Committee

The Executive Committee is currently composed of James H. Carey, Chairman, Joseph C. Hete, Randy D. Rademacher and Jeffrey J. Vorholt. The Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Committee is authorized to act for the full Board, subject to those limitations imposed by law, the Certificate of Incorporation and the Bylaws of the Company or the Board. The Committee's actions are generally limited to matters such as the authorization of transactions. The Committee held one meeting in 2013.

The Executive Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in May 2008. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Consideration of Nominees for Director

Director Qualifications
The Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on the needs of the Company from time to time. The criteria used in connection with evaluating and selecting new directors includes the criteria set forth in the Company’s Corporate Governance Guidelines and Certificate of Incorporation. While these materials do not contain a formal diversity policy, the Corporate Governance Guidelines seek to ensure that candidates can work constructively with people holding diverse viewpoints and can tolerate opposing views. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.
In addition to the criteria set forth in the Corporate Governance Guidelines, the Committee will consider whether the director candidate meets the definition of independence set forth under NASDAQ Marketplace rules, applicable law and the Certificate of Incorporation, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Nominating and Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to the Company’s stockholders. Service on boards of other organizations must be consistent with the Company’s conflict of interest policies applicable to directors as set forth in the “Core Requirements” of the Company's “Code of Conduct for Conducting Business.”

Evaluation of Stockholder Nominees
The policy of the Nominating and Governance Committee is to consider for nomination by the Board, properly submitted stockholder recommendations of potential nominees for membership on the Board. In evaluating such nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, except to the extent provided as follows: (1) such candidates must be able to meet with one or more members of the Committee and/or the Board upon request, and (2) the stockholder must provide: (a) all written materials that would be necessary for a stockholder to make a nomination pursuant to the Bylaws, which materials must be submitted no later than the time permitted for a stockholder to make a director nomination pursuant to the Bylaws; and (b) other information requested by the Company reasonably related to the recommended individual’s qualifications as a nominee.

Director Nominations by Stockholders
The Bylaws permit stockholders to nominate directors for election at an annual stockholders’ meeting without the prior recommendation of the Nominating and Governance Committee or the nomination of the Board, subject to compliance with applicable notice requirements in the Bylaws. Stockholder nominations to the Board of Directors for the 2015 Annual Meeting of Stockholders must be forwarded to the Chairman of the Nominating and Governance Committee c/o Secretary, Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, so as to be received not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting of Stockholders (May 8, 2014); provided, however, that in the event the date of the 2015 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from such first anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nominations received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company.

Corporate Governance Guidelines
The Company adopted a set of Corporate Governance Guidelines in February 2005 to help the Board fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines address such topics as the composition of the Board, the selection of Board members, Board independence, the procedures relating to, and the conduct of, Board and committee meetings, the compensation of directors and the Chief Executive Officer, periodic self-evaluations of the Board and committees, and other practices. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.

Code of Ethics for the CEO and CFO
The Company has adopted a Code of Ethics that sets forth the policies and business practices that apply to the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is in compliance with SEC rules and addresses such topics as compliance with laws; full, fair, accurate and timely disclosure of financial results; professional, honest and ethical conduct; conflicts of interest; and reporting procedures and accountability. The Code of Ethics is available through our Internet website at http://www.atsginc.com.

Code of Conduct for Conducting Business
The Company has adopted a Code of Conduct for Conducting Business that sets forth the policies and business practices that apply to all of the Company’s employees and directors. The Code of Conduct addresses such topics as compliance with laws; moral and ethical conduct; equal employment opportunity; promoting a work environment free from harassment and discrimination; and the protection of intellectual property and proprietary information. The Code of Conduct for Conducting Business is available through our Internet website at http://www.atsginc.com.

Related Person Transactions
The Company does not have any related person transactions as defined by Regulation S-K Item 404(a). If any related person transactions arise, the Audit Committee will review and approve such transactions as it deems appropriate. This policy is set forth in the charter of the Audit Committee.

Executive Sessions
The independent directors of the Company meet in executive session (with no management directors or management present) on a regular basis and upon the request of one or more independent directors. The sessions are scheduled and chaired by the Chairman of the Board, who is an independent director. The executive sessions include whatever topics the independent directors deem appropriate.

Communications with the Board
Stockholders and other parties interested in communicating directly with the Company’s directors or with the non-management directors as a group may do so by writing to the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure
The Board is aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to appropriately balance the Board’s focus on strategic development with its management oversight responsibilities, the Board of Directors has to date required that the Chairman of the Board be a non-management, independent director. The Chairman of the Board manages the Board’s affairs, including organization, functional effectiveness, and fulfilling the Board’s responsibilities. The Chief Executive Officer is involved in this process by updating the Chairman of the Board and the Board in its entirety regarding the day-to-day management of the Company. While the Company has established separate roles for the Chairman of the Board and Chief Executive Officer, they both play a vital role in the management of the Company and must work together closely in order to maximize the Company’s potential.
Our Corporate Governance Guidelines provide that (i) a majority of the directors of the Company shall be “independent directors” as that term is defined in the Corporate Governance Rules of the NASDAQ Global Market, Inc.; (ii) the Chief Executive Officer will be the only employee of the Company who also serves as a director of the Company; and (iii) the Chairman of the Board shall be (1) a non-employee, and (2) an independent director, unless the Company also establishes and maintains a lead independent director position.

As described above under “Independence,” seven of our eight directors are independent. In addition, all of the directors on each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent directors and each of the committees, including the Executive Committee, are led by an independent chairman. The independent directors meet in executive session (with no management directors or management present) on a regular basis (typically at the time of each quarterly board meeting) and upon the request of one or more independent directors.
We have employed this leadership structure since becoming publicly traded in August 2003. We believe that (i) having a separate Chairman and Chief Executive Officer, (ii) a board with a majority of independent directors who regularly meet in executive session, (iii) an Audit Committee, Compensation Committee and Nominating and Governance Committee composed entirely of independent directors, and (iv) an independent chairman for each of the committees, provides the Board with the best form of leadership for ensuring that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management.

Board Role in Risk Oversight
The Board recognizes that it has the primary responsibility for risk oversight, with the Board's standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. In meeting its responsibilities, the Board seeks to (i) concentrate on the broader implications of a strategic direction, while allowing the committees to focus on specific areas of risk, (ii) ensure that management has implemented appropriate systems to manage risk, and (iii) ensure that it is providing effective risk oversight through its committee structure and oversight processes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives
The Compensation Committee believes that the compensation paid to its executive officers should assist the Company in attracting and retaining talented leaders and encouraging a high level of effective and ethical management in the best interests of the Company and its stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. To this end, the Compensation Committee strives to ensure that the Company’s executive compensation program is competitive with that of similarly situated companies and rewards the achievement of short and long-term goals that align the interests of its executives and stockholders in seeking to increase stockholder value.
Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2013, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”

Chief Executive Officer’s Role in the Compensation Decision Process
The Compensation Committee considers recommendations from the Chief Executive Officer with respect to the named executive officers’ base salaries and the performance measures to be utilized under the Company's short-term incentive compensation plan. In making his recommendations, the Chief Executive Officer utilizes materials prepared by Towers Watson, as further described below, including a peer group analysis, and completes an objective and subjective review of each executive’s responsibilities and performance over the prior year. The Chief Executive Officer plays no role in the compensation process, and is not present during voting or deliberations, with respect to his own compensation.

Establishing Compensation Levels
The Compensation Committee ordinarily meets during the first half of each year to review the base salaries for each of the executive officers and to approve incentive awards for the previous year based upon previously established performance goals. All changes to base salaries are typically effective on July 1 for the year in which they are set. The Compensation Committee typically authorizes the grant of equity awards under the Company's long-term term incentive plan at the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.
During the first half of the year, the Compensation Committee also typically establishes incentive goals for the current year based upon the Chief Executive Officer’s recommendations.

Compensation Consultant

The Compensation Committee is authorized to retain the services of independent advisers to assist it in carrying out its responsibilities. In 2013, the Compensation Committee engaged Towers Watson, a national compensation consulting firm, to prepare a competitive compensation review with respect to the positions held by the Company’s named executive officers. The review included a proxy analysis of 15 publicly-traded transportation industry competitors, logistics companies and regional airlines (the “proxy peer group”). The proxy peer group consisted of the following companies:

•   Alaska Air Group, Inc.
•   Allegiant Travel Company
•   Atlas Air Worldwide Holdings, Inc.
•   Echo Global Logistics, Inc.
•   Forward Air Corp.
•   Hawaiian Holdings, Inc. •  Hub Group, Inc. •   Pacer International, Inc.
• Park Ohio Holdings Corp. • Republic Airways Holdings, Inc. • Sky West, Inc. • Spirit Airlines, Inc. • Radiant Logistics, Inc. • UTi Worldwide, Inc. • XPO Logistics, Inc.
The compensation paid to the named executive officers was compared to the proxy peer group on a position-specific basis. In addition, the design of the Company’s short-term cash incentive plan and long-term equity incentive plan was compared with such plans maintained by the proxy peer group. The review also included general industry compensation survey data published by Towers Watson, which was adjusted to reflect ATSG's revenue size. Neither ATSG nor Towers Watson created any specific peer groups from the survey data for benchmarking purposes. Finally, the review provided information concerning broader executive compensation trends.
The review established compensation guidelines for the named executive officers, providing data on the 25th, 50th (median) and 75th percentile pay levels in the competitive market. The Compensation Committee has identified the 50th (median) percentile as the targeted pay level.
The proxy peer group analysis contained in the compensation review constituted a material component of the Compensation Committee’s evaluation of the Company’s compensation arrangements for 2013, with respect to the named executive officers.
To minimize the potential for conflicts of interest, our policy is to limit the use of Towers Watson to only executive compensation and benefits matters. Further, the Compensation Committee has the sole authority to retain or terminate Towers Watson as the Committee's executive compensation consultant and to approve its fees and other terms of engagement. In connection with its engagement of Towers Watson, the Compensation Committee considered various factors bearing upon Towers Watson's independence, including, but not limited to, the amount of fees received by Towers Watson from the Company as a percentage of Towers Watson's total revenues, Towers Watson's policies and procedures designed to prevent and mitigate conflicts of interest, and the existence of any business or personal relationships that could impact Towers Watson's independence. After reviewing these and other factors, the Compensation Committee determined that Towers Watson was independent and that its engagement did not present any conflicts of interest. Towers Watson also provided the Company with a written statement in which it indicated its belief that it serves as an independent adviser to, and has no conflicts of interest involving, the Company.

Compensation and Risk

The Board of Directors, in consultation with the Compensation Committee and management, believes that the Company's compensation policies and practices, including the Company's executive compensation program, do not create risks that are reasonably likely to have a material adverse effect on the Company. The Board believes that the following characteristics of the Company's compensation policies and practices are effective in reducing the possibility of the executive officers, individually or as a group, making excessively-risky business decisions that could maximize short-term results at the expense of long-term value:

•
The base salaries the Company pays to its executive officers are generally consistent with salaries paid for comparable positions in the Company's industry, and provides the Company's executive officers with a steady income while reducing the incentive to take risks in pursuit of short-term benefits.

•
The Company's short-term and long-term incentive compensation plans are well-defined and based on non-discretionary formulas that respectively cap the maximum bonus and shares that may be earned, thereby reducing the incentive for excessive risk taking.

•	The Company's executive compensation program is designed to include a significant level of long-term incentive compensation, which discourages short-term risk taking.

•	The performance period and vesting schedule for long-term incentives overlap, which reduces the motivation to maximize performance in any one period.

•
The Compensation Committee retains an external executive compensation consultant at least every two years to advise it on market practices and the suitability of its compensation actions and decisions.

•
The Company has adopted (i) a Code of Ethics for the Chief Executive Officer and Chief Financial Officer that provides for the forfeiture of bonuses and equity compensation under certain situations; (ii) a Code of Conduct for Conducting Business; and (iii) a Corporate Compliance Plan, each of which are designed to reinforce the balanced compensation objectives established by the Committee. The Code of Ethics for the Chief Executive Officer and Chief Financial Officer, Code of Conduct for Conducting Business and Corporate Compliance Plan are available through our Internet website at http://www.atsginc.com.

•
The Company has adopted stock ownership guidelines for its executive officers, which the Board believes helps to align the interests of the executive officers with the interests of stockholders, and thereby discourages excessive risk taking.

•
With the exception of change-in-control agreements, the Company does not maintain employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.

Advisory Votes on Executive Compensation
At the Annual Meeting in 2011, the Company held an advisory vote on the executive compensation reported in its proxy statement for that year as well as an advisory vote on the frequency of future advisory votes on executive compensation. At that meeting, the Company's stockholders approved the advisory resolution on the Company's executive compensation as reported in its proxy statement for 2011 and also voted to conduct future advisory votes on executive compensation every year. Similarly, at the Annual Meetings in 2012 and 2013, the Company held, and the Company's stockholders approved, an advisory resolution on the Company's executive compensation as reported in its proxy statements for those years. While the advisory resolutions are non-binding, the Compensation Committee and the Board of Directors reviews and considers the voting results with respect to advisory votes on executive compensation when making future decisions regarding the Company's executive compensation program and intends to hold future advisory votes on executive compensation every year.

While the stockholders overwhelmingly approved the advisory votes on executive compensation at the Annual Meetings in 2011 (94.9%) and 2012 (98.6%), the approval margin was lower in 2013 (71.2%). The Compensation Committee and the Board determined that the reduction in the approval margin in 2013 was primarily attributable to stockholder concerns with respect to the presence of tax gross-up provisions contained in the change-in-control agreements that the Company has with its named executive officers. In response to this concern, the Board, upon the recommendation of the Compensation Committee, adopted a policy in March 2014 which provides that the Company will no longer include tax gross-up payments in any change-in-control agreements that it enters into with its executives, including the named executive officers, in the future. In addition, the Compensation Committee has determined to undertake a review the current change-in-control agreements that it has with its executives, including the named executive officers, with the intent of securing amendments to those agreements by the end of this year, that eliminates the tax gross-up provisions contained therein.

Components of Executive Compensation for 2013
The Company’s executive compensation and benefits package consists of direct compensation (base salary, short-term cash incentives and long-term equity-based incentives) and Company-sponsored retirement and benefit plans. The components of the named executive officers’ compensation packages are designed to contribute to a total package that is competitive, appropriately performance-based, and valued by the Company’s executive. The Compensation Committee strives to align the mix of executive officer compensation between cash and non-cash or short-term and long-term incentive compensation with the competitive benchmarking described above.

Base Salary
The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salary for the Chief Executive Officer and the other named executive officers, although the base salaries for the latter are determined in consultation with the Chief Executive Officer. The Compensation Committee typically reviews the base salaries of the named executive officers sometime during the first half of the year as part of the Company’s performance review process, as well as in the event of a promotion or other change in job responsibilities. This review primarily takes into account a compensation analysis, such as the Towers Watson analysis described above; an internal review of the executive’s compensation, both on an individual basis and relative to other executives; and the individual performance of the executive, as evaluated by the Chief Executive Officer. The Compensation Committee intends to review the base salaries of the Company's named executive officers during the first half of 2014.
The base salaries paid to the named executive officers in 2013 are set forth in the “Salary” column of the “Summary Compensation Table” below.

Short-Term Incentive Compensation
During 2013, the Company's executives, including the named executive officers, had the potential to earn incentive compensation under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”). The purpose of the EIC Plan is to incentivize executive management to achieve short-term corporate goals. Under the EIC Plan, participants are eligible to receive a cash bonus utilizing a non-discretionary formula that establishes a bonus amount, expressed as a percentage of base salary, based upon the extent of achievement of performance measures that are prescribed under the EIC Plan. The performance measures selected, and the relevant weight given to each such performance measure, may vary by participant, provided that, unless otherwise determined by the Compensation Committee, bonuses will be based on at least two performance measures, one of which will be net income from continuing operations. The other performance measures that may be utilized under the EIC Plan, include revenue growth, return on capital, earnings per share, shipment growth, increase in stock price, return on assets, service or strategic objectives. The cash-incentive bonus opportunity for each participant varies depending upon the position held and ranges from 4% to 130% of the participant's base salary earned during the year. The threshold, target and maximum bonus potentials for the named executive officers in 2013, included the following:

Named Executive Officer	Threshold	Target	Maximum
Joseph C. Hete	4% of base salary	78% of base salary	130% of base salary
Quint O. Turner	4% of base salary	60% of base salary	100% of base salary
W. Joseph Payne	4% of base salary	60% of base salary	100% of base salary
Richard F. Corrado	4% of base salary	60% of base salary	100% of base salary
The Compensation Committee determines the performance measures, and the extent of the achievement thereof, for the Chief Executive Officer. The Chief Executive Officer, in consultation with the Compensation Committee, determines the performance measures, and the extent of the achievement thereof, for the other named executive officers.
For 2013, 80% of the named executive officers’ bonus opportunity was based upon the level of achievement of net income from continuing operations and 20% of their bonus opportunity was based upon the level of achievement of strategic objectives (the "Strategic Objectives"). The Compensation Committee determined that Messrs. Hete, Turner, Payne and Corrado (i) had not achieved any of the targets based on net income from continuing operations, and (ii) had respectively achieved 84%, 83%, 93% and 80% of the targets associated with the strategic objectives. The following table shows for each of the named executive officers (i) the performance measures utilized; (ii) the relevant weight given to the performance measures based on net income from continuing operations and in the aggregate for the strategic objectives; (iii) the potential bonus amounts, at threshold, target and maximum, for the achievement of the performance measures based on net income from continuing operations, and in total for the strategic objectives; and (iv) the actual cash incentive bonus achieved for the performance measures under the EIC Plan for 2013:

	Component of 2013 Bonus	Potential Bonus Attainment			Actual 2013 Bonus
		Minimum	Target	Maximum
Joseph C. Hete
Net Earnings From Continuing Operations	80.0%	$17,120	$333,840	$556,400	$—
Strategic Objectives	20.0%	4,280	83,460	139,100	116,844
Broaden Base of Interest/Investment in Company
Customer Relations Matters
Strategic Sales and Marketing Initiatives
Financing Matters
Strategic Business Initiatives
Business Consolidation Matters
Cost Reduction Matters
Total					$116,844
Quint O. Turner
Net Earnings From Continuing Operations	80.0%	$9,680	$145,200	$242,000	$—
Strategic Objectives	20.0%	2,420	36,300	60,500	50,215
Broaden Base of Interest/Investment in Company
Customer Relations Matters
Financing Matters
Strategic Business Initiatives
Cost Reduction Matters
Total					$50,215
W. Joseph Payne
Net Earnings From Continuing Operations	80.0%	$8,960	$134,400	$224,000	$—
Strategic Objectives	20.0%	2,240	33,600	56,000	52,080
Customer Relations Matters
Strategic Business Initiatives
Business Consolidation Matters
Cost Reduction Matters
Total					$52,080
Richard F. Corrado
Net Earnings from Continuing Operations	80.0%	$8,288	$124,320	$207,200	$—
Strategic Objectives	20.0%	2,072	31,080	51,800	41,440
Customer Relations Matters
Strategic Sales and Marketing Initiatives
Total					$41,440
The amounts paid to the named executive officers under the EIC Plan for 2013 are also set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation
The Company's executives, including the named executive officers, and senior management are eligible to participate in the Company's omnibus long-term incentive plan entitled the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the "LTI Plan"). The purpose of the LTI Plan is to foster and promote the long-term financial success of the Company, to reward performance and to increase stockholder value by providing participants appropriate incentives and awards, to enable the Company to attract and retain the services of outstanding individuals, to encourage stock ownership in the Company, and to align the interests of management and directors with that of stockholders. The LTI Plan authorizes a wide range of equity awards, including stock options, restricted stock awards, restricted stock units, stock awards, stock appreciation rights and performance-based awards payable in shares or cash and other forms of equity compensation.
Since the approval of the LTI Plan, the Compensation Committee has granted restricted stock awards and performance-based stock unit awards to the Company’s named executive officers and other executives and members of the senior management group on an annual basis under the terms of the LTI Plan. The amount of the total long-term incentive grants to be received by each named executive officer is typically determined by multiplying the officer's base salary by a percentage, the latter of which depends on the position held. The percentage is 100% in the case of the Chief Executive Officer (Mr. Hete), and 80% in the case of the Chief Financial Officer (Mr. Turner), the Sr. Vice President, Corporate General Counsel & Secretary (Mr. Payne) and the Chief Commercial Officer (Mr. Corrado). The restricted stock awards and performance-based stock unit awards are divided evenly, so that half of the long-term incentive compensation value is delivered in restricted stock and half is delivered in performance-based stock units. The number of shares of restricted stock and performance-based stock units to be received is determined by dividing the value derived above by the closing stock price on the date of grant, provided, however, that in order to ensure that adequate share reserves are maintained under the LTI Plan, an assumed stock price of $3.00 per share will be used whenever the stock price is trading below that amount as of the date of grant. The Compensation Committee typically authorizes the grant of awards at the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.

Restricted Stock Awards
Under the restricted stock award agreements, shares of stock are issued in the name of each of the participant employees, but are held in escrow until they fully vest. Ordinarily, the vesting period is approximately 34 months from the date of grant. The employees may exercise any voting rights associated with the restricted stock while in escrow, and any dividends paid on the restricted stock are also held in escrow and paid once they are fully vested. The restrictions will be removed and the stock distributed to the employees if they are actively employed at the end of the vesting period, but may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of shares of restricted stock that were granted to each of the named executive officers during fiscal year 2013, all of which will vest at the end of the restriction period, are set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-Based Awards Table” below.

Performance-Based Stock Unit Awards
Under the performance-based stock unit award agreements, the performance units are converted to an equal number of shares of common stock and paid out or forfeited, depending upon whether and the extent to which certain performance criteria are met during the performance period. The performance period is ordinarily 36 months. The performance-based stock units consist of two types—stock performance units and return-on-invested-capital ("ROIC") units. The agreements contain an equal number of stock performance units and ROIC units. The performance criteria for the stock performance units are based upon the extent to which the appreciation in the Company’s stock during the performance period equals or exceeds the total stockholder return performance of the NASDAQ Transportation Index during the same period. Each award agreement contains the following chart, setting forth when the stock performance awards are earned or forfeited:

If, on December 31, [. . . .], the Company’s stock performance is . . .	You will receive the following number of shares of Company stock . . .
Below the 40th percentile of the NASDAQ Transportation Index	—
At the 40th percentile of the NASDAQ Transportation Index (threshold Stock Performance Unit level) . . .	#
At the 50th percentile of the NASDAQ Transportation Index (target Stock Performance Unit level) . . .	#
At the 75th or higher percentile of the NASDAQ Transportation Index (maximum Stock Performance Unit Level) . . .	#

For performance outcomes between the 40th percentile and the 75th percentile levels, the actual awards are interpolated.
The ROIC units are based upon how the Company’s average return on invested capital during the performance period compares to the levels specified under the award agreements. Each award agreement contains the following chart, setting forth when the ROIC awards are earned or forfeited:

If, over the Performance Period, the Company’s Average Return on Invested Capital is . . .	You will receive the following number of shares of Company stock . . .
Less than 8%	—
8% ("threshold ROIC Unit level")...	#
10% ("target ROIC Unit level")...	#
12% or higher ("maximum ROIC Unit level")...	#

For performance outcomes between the 8% ROIC and 12% ROIC levels, the actual awards are interpolated.
The performance-based stock units (both stock performance units and ROIC units) may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of performance-based stock units that were granted to each of the named executive officers during fiscal year 2013, all or a portion of which may vest at the end of the performance period, depending upon and the extent to which the performance criteria are met during the performance period, are set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards" columns of the “Grants of Plan-Based Awards Table” below.

Long-Term Incentive Compensation Grants for 2014
The Compensation Committee authorized the grant of awards under the LTI Plan for 2014 at the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-ended December 31, 2013. On that date, which was March 10, 2014, the named executive officers were granted the following awards:

	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	37,000	18,500	18,500	$275,280	$137,640	$137,640
Quint O. Turner	16,700	8,350	8,350	124,248	62,124	62,124
W. Joseph Payne	15,400	7,700	7,700	114,576	57,288	57,288
Richard F. Corrado	15,100	7,550	7,550	112,344	56,172	56,172

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units (consisting of an equal number of Return on Invested Capital Units and Stock Performance Units) that were granted to each of the named executive officers for fiscal year 2014 under the Company's LTI Plan. In addition, the amounts shown for the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants will vest on December 31, 2016.

(2)
The amounts shown were calculated using a per share value of $7.44, the closing market price of our common stock on March 10, 2014. In addition, the amounts shown for the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of outcome, the maximum value for both the Return on Invested Capital Units and the Stock Performance Units would be: Hete ($206,460), Turner ($93,186), Payne ($85,932) and Corrado ($84,258).

Equity Compensation Plan Information
The following table sets forth, for the LTI Plan, the number of shares of common stock subject to outstanding performance-based stock units and the number of shares remaining available for future award grants, in each case, as of March 12, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	2,213,679	N/A	1,475,105
Total	2,213,679	N/A	1,475,105

Stock Ownership Guidelines
To better align the interests of the Company's executives, including the named executive officers, with the interests of stockholders, the Committee requires that certain executives, including the named executive officers, maintain a minimum ownership interest in the Company. The amount of stock required to be owned and retained is based on the minimum number of shares totaling in value as of the date of grant or purchase (including restricted stock granted under the LTI Plan) and a multiple of the executive's base salary, which multiple depends upon the position held. The Chief Executive Officer (Mr. Hete) is required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least three times his base salary. The Chief Financial Officer (Mr. Turner); Senior Vice President, Corporate General Counsel and Secretary (Mr. Payne); and Chief Commercial Officer (Mr. Corrado) are each required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least two times their respective base salaries. The Company’s executives, including the named executive officers, are expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which the executive was first elected to the position held.

Company-Sponsored Retirement and Benefit Plans

Retirement Plans
ATSG and its subsidiaries maintain several retirement plans for their executives, including the named executive officers, and other employees that are not covered by a collective bargaining agreement. These plans are designed to help the Company retain and attract employees for key positions. Among these, the named executive officers participate in one or more of the following plans: (i) the ABX Air Capital Accumulation Plan, which is both a defined contribution 401(k) plan (the “CAP 401(k) 5%”) and a voluntary 401(k) salary deferral plan (the “CAP 401(k)”), (ii) the ABX Air Retirement Income Plan (the “RIP”), which is a defined benefit pension plan, (iii) the ABX Air Profit Sharing Plan (the “PSP”), which is a defined contribution plan (no contributions have been made to this plan for non-union employees or union employees since December 31, 1999 and December 31, 2009, respectively), (iv) the ABX Supplemental Executive Retirement Plan (the "SERP"), a non-qualified and unfunded plan that provides for benefits in excess of statutory limits, and (v) the Air Transport Services Group, Inc. Nonqualified Deferred Compensation Plan (the “DCP”), a non-qualified and unfunded plan that provides deferred compensation in excess of statutory limits.
All eligible full and part-time non-union employees of ATSG, including the named executive officers, who complete one year of service and work at least 1,000 hours during the year receive a company contribution to the CAP 401(k) 5%. Under the CAP 401(k) 5%, employees that have completed three continuous years of employment with the Company and worked at least 1,000 hours each year, earn the right to receive benefits upon termination. Contributions are calculated as the product of 5% of eligible annual pay for each year of service, and the contributions are deposited in the CAP 401(k) 5%.
Similarly, all full and part-time non-union employees of ATSG, including the named executive officers, are also eligible to participate in the CAP 401(k), which is a 401(k) plan that allows voluntary deferrals of up to 75% of an employee’s pay, subject to IRS income limits.
Messrs. Hete, Turner and Payne are eligible to receive benefits under the RIP. The RIP is a floor offset pension plan that works in step with the PSP. Under the RIP, all eligible full and part-time non-union employees of ATSG that have completed five continuous years of employment with the Company, earn the right to receive benefits upon termination at the normal retirement age of 65 or reduced benefits upon early retirement on or after age 55, with 10 or more years of service. Retirement benefits are calculated as the product of 2% times the final average annual eligible pay for the first 25 years of service and 0.5% times the final average annual eligible pay for each year after the first 25 years of service, less the actuarial equivalent of the PSP balance. The RIP was frozen on January 14, 2010, and, as such, no years of service or average monthly compensation have been credited to the participants since that date in determining the benefit available under the RIP.
Messrs. Hete, Turner and Payne are eligible to receive benefits under the SERP. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) for 25 or more years of service, which benefit is reduced by 4% a year for each year of service less than 25 years. In addition, a participant may elect early retirement as early as age 55 provided he or she has at least 10 years of service with the Company. The benefit is reduced by 6% a year for early retirement before age 62. Participants become vested in the SERP after completing 5 years of service with the Company. Prior to the date upon which the SERP was frozen, benefits earned through the formula were offset by benefits from Social Security, the RIP, the PSP and the CAP 401(k) 5%. The SERP was frozen on April 14, 2009. Accordingly, years of service used to calculate the targeted benefit as well as FAEs were frozen as of that date.
Messrs. Turner, Payne and Corrado are eligible to receive benefits under the DCP. The DCP provides deferred compensation to a select group of management and highly compensated employees (except for any person so employed under the terms of a collective bargaining agreement) in an amount equal to the retirement contributions that cannot be made to the qualified plan in which the eligible employee participates due to IRS compensation limits. The annual contributions made on behalf of the named executive officers participating under the DCP are dependent upon a number of factors, including the salary and bonus paid to the named executive officer during the year, the terms of the qualified plan in which he participates, and the annual IRS compensation limit (The annual contributions made on behalf of the named executive officers under the DCP for 2013 are set forth in footnote 4 to the "Summary Compensation Table" below.).

Benefit Plans
The core benefit package for the named executive officers and all other employees of the Company includes health, dental, vision, short and long-term disability, group term life insurance, accidental death and dismemberment ("AD&D") insurance, and certain post-retirement benefits. The core benefit package is designed to assist the Company in retaining and attracting employees for key positions. The core benefit package for all of the employees of ATSG, including the named executive officers, also includes business travel accident insurance. The named executive officers participate in the Company’s benefit plans on the same basis as all other Company employees, except to the extent described under the heading “Retirement Plans” and “Potential Payments upon Termination or Change in Control.”

Change-in-Control Agreements
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers. Information regarding applicable payments under such agreements for the named executive officers is set forth under “Potential Payments Upon Termination or Change in Control” below.

Financial Restatements
Certain bonuses and equity compensation received by the Chief Executive Officer and Chief Financial Officer must be forfeited as required by applicable law, if the Company is required to prepare an accounting restatement due to material non-compliance by the Company as a result of misconduct with any financial reporting requirements under the securities laws.

Tax and Accounting Implications

Deductibility of Executive Compensation
As part of its evaluation, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Compensation Committee believes that the compensation paid under the Company's incentive compensation plans is generally fully deductible for federal income tax purposes and, further, that all of the compensation earned in 2013 by the Company’s executives, including the named executive officers, will be deductible.

Accounting for Stock-Based Compensation
The Company began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718, beginning with the initial grant of awards under the Company’s Amended and Restated 2005 Long-Term Incentive Plan.

Compensation Committee Report
This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2014 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, each as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Compensation Committee
J. Christopher Teets, Chairman
James H. Carey
John D. Geary
Arthur J. Lichte
Jeffrey J. Vorholt

Summary Compensation Table
The following table sets forth the total compensation earned by, including the stock awards granted to, each of the named executive officers for the fiscal years ended December 31, 2013, December 31, 2012, and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Joseph C. Hete	2013	$535,000	$551,208	$116,844	$(353,334)	$17,654	$867,372
President & Chief Executive Officer	2012	520,000	553,014	159,250	410,769	15,870	1,658,903
	2011	470,000	746,730	256,150	637,259	14,842	2,124,981

Quint O. Turner	2013	302,500	250,128	50,215	(165,635)	21,897	459,105
Chief Financial Officer	2012	285,000	233,415	79,800	125,221	14,353	737,789
	2011	265,000	358,968	119,250	195,941	14,038	953,197

W. Joseph Payne	2013	280,000	231,600	52,080	(68,746)	20,145	515,079
Senior VP Corp General Counsel & Secretary	2012	266,500	221,445	71,289	49,534	14,237	623,005
	2011	250,000	348,192	112,500	77,313	13,935	801,940

Richard F. Corrado	2013	259,077	214,230	41,440	—	37,984	552,731
Chief Commercial Officer	2012	246,000	204,687	56,580	—	31,759	539,026
	2011	240,000	183,192	108,000	—	91,400	622,592

(1)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the LTI Plan. The amounts shown for the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2013 would have been: Hete ($696,684), Turner ($316,224), Payne ($292,800) and Corrado ($270,840). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2012 would have been: Hete ($699,468), Turner ($295,230), Payne ($280,090) and Corrado ($258,894). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2011 would have been: Hete ($870,533), Turner ($411,402), Payne ($397,713) and Corrado ($232,713). Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2014. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(2)
The amounts shown reflect the award of cash incentive compensation on March 21, 2014, March 22, 2013 and March 16, 2012, under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.”

(3)
The amounts shown reflect the respective actuarial increases (decreases) in the present value of the named executive officers’ benefits under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) at 25 years of service. For each year of service below 25 years, a 4% per year reduction factor is applied. If a participant retires between ages 55 and 62, an additional 6% per year reduction factor is applied. The targeted 50% benefit is offset by the RIP (before the PSP offset) or the actuarial equivalent of the employer contribution under the CAP 401(k) 5% and an estimated Social Security benefit based on the maximum amount. If a participant terminates prior to age 55, the SERP benefit will be payable at age 55. If a participant does not have 5 years of service at termination, they are not eligible for a SERP benefit. The SERP benefit will be paid as a lump sum based on RP 2000 annuitant mortality projected to 2018 and 5.55% interest. The decrease in 2013 as compared to 2012 for Messrs. Hete, Turner and Payne was primarily attributable to higher market discount rates in 2013. Mr. Corrado does not participate in the RIP or the SERP.

(4)
The amounts shown reflect the value of contributions made by the Company to each of the named executive officers pursuant to the CAP 401(k) 5%, the value of contributions made by the Company to each of the named executive under the DCP, the dollar value of life insurance premiums paid by the Company for the benefit of each of the named executive officers, relocation assistance paid by the Company, and commuting and temporary living expenses paid by the Company for each named executive officer, as follows:

(a)
The amounts for Mr. Hete include contributions made by the Company pursuant to the CAP 401(k) 5% ($12,750, $12,500 and $12,250 for 2013, 2012 and 2011, respectively) and the dollar value of life insurance premiums paid by the Company ($4,904, $3,370 and $2,592 for 2013, 2012 and 2011, respectively).

(b)
The amounts for Mr. Turner include contributions made by the Company pursuant to the CAP 401(k) 5% ($12,750, $12,500 and $12,250 for 2013, 2012 and 2011, respectively) and the DCP ($6,365 for 2013), and the value of life insurance premiums paid by the Company ($2,782, $1,853 and $1,788 for 2013, 2012 and 2011, respectively).

(c)
The amounts for Mr. Payne include contributions made by the Company pursuant to the CAP 401(k) 5% ($12,750, $12,500 and $12,250 for 2013, 2012 and 2011, respectively) and the DCP ($4,814 for 2013), and the value of life insurance premiums paid by the Company ($2,580, $1,737 and $1,685 for 2013, 2012 and 2011, respectively).

(d)
The amounts for Mr. Corrado include contributions made by the Company pursuant to the CAP 401(k) 5% ($12,750, $12,500 and $12,250 for 2013, 2012 and 2011, respectively) and the DCP ($3,033 for 2013), the value of life insurance premiums paid by the Company ($2,379, $1,594 and $1,555 for 2013, 2012 and 2011, respectively), relocation assistance ($16,124 for 2011), commuting expenses ($4,761, $8,274 and $43,131 for 2013, 2012 and 2011, respectively) and housing and other living expenses ($15,061, $9,391 and $18,341 for 2013, 2012 and 2011, respectively).

Grants of Plan-Based Awards Table
The following table summarizes the grants of plan-based awards made to each of the named executive officers during the fiscal year ended December 31, 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Hete	3/4/2013*				16,660	23,800	35,700		$161,364
	3/4/2013**				16,660	23,800	35,700		129,948
	3/4/2013							47,600	259,896
	N/A	$21,400	$417,300	$695,500

Quint O. Turner	3/4/2013*				7,560	10,800	16,200		73,224
	3/4/2013**				7,560	10,800	16,200		58,968
	3/4/2013							21,600	117,936
	N/A	12,100	181,500	302,500

W. Joseph Payne	3/4/2013*				7,000	10,000	15,000		67,800
	3/4/2013**				7,000	10,000	15,000		54,600
	3/4/2013							20,000	109,200
	N/A	11,200	168,000	280,000

Richard F. Corrado	3/4/2013*				6,475	9,250	13,875		62,715
	3/4/2013**				6,475	9,250	13,875		50,505
	3/4/2013							18,500	101,010
	N/A	10,360	155,400	259,000

(1)
The amounts shown reflect the threshold, target and maximum payment levels under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.” There is no grant date for awards made under the EIC Plan. The actual payments were made on March 21, 2014 and are disclosed above under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)
The amounts shown reflect the threshold, target and maximum number of shares of Company stock that can be awarded to each of the named executive officers with respect to the grant of stock performance units and ROIC units made under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The stock performance units are identified with an "*" and the ROIC units are identified with an "**".

(3)
The amounts shown reflect the number of shares of restricted stock that were awarded to each of the named executive officers under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(4)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the LTI Plan. This amount assumes the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2014. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2013.

	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name		Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	3/8/2012	46,200	23,100	34,650	$373,758	$186,879	$280,319
	3/4/2013	47,600	23,800	35,700	385,084	192,542	288,813
Quint O. Turner	3/8/2012	19,500	9,750	14,625	157,755	78,878	118,316
	3/4/2013	21,600	10,800	16,200	174,744	87,372	131,058
W. Joseph Payne	3/8/2012	18,500	9,250	13,875	149,665	74,833	112,249
	3/4/2013	20,000	10,000	15,000	161,800	80,900	121,350
Richard F. Corrado	3/8/2012	17,100	8,550	12,825	138,339	69,170	103,754
	3/4/2013	18,500	9,250	13,875	149,665	74,833	112,249

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal years 2012 and 2013 under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants made in fiscal years 2012 and 2013 will vest on December 31, 2014, and December 31, 2015, respectively.

(2)
The amounts shown were calculated using a per share value of $8.09, the closing market price of our common stock on December 31, 2013. In addition, the amounts shown assume that the stock performance units will be paid out at the maximum level for both the 2012 and 2013 awards and the ROIC units will be paid out at the target level for both the 2012 and 2013 awards, based on the Company’s performance under the respective awards as of December 31, 2013.

Vested Equity Awards at Fiscal Year-End Table
The following table sets forth information about equity awards held by the named executive officers that vested on December 31, 2013.

	Number of Shares Acquired on Vesting (#)(1)			Value Realized on Vesting ($)(2)
Name	Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	25,500	—	12,240	$206,295	$—	$78,091
Quint O. Turner	10,800	—	5,184	87,372	—	33,074
W. Joseph Payne	10,200	—	4,896	82,518	—	31,236
Richard F. Corrado	10,200	—	4,896	82,518	—	31,236

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal year 2011 that vested on December 31, 2013, under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(2)
The amounts shown were calculated using a per share value of $8.09 for the restricted stock, which was the closing market price of our common stock on the date of vesting, December 31, 2013, and a per share value of $6.38 for the performance-based stock units, which was the closing market price of our common stock on the date that the stock was issued, March 3, 2014.

Pension Benefits Table
The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each of the named executive officers, under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Joseph C. Hete	Retirement Income Plan	29.3	$650,645
	Supplemental Executive Retirement Plan	25.0	3,327,804
Quint O. Turner	Retirement Income Plan	21.6	412,042
	Supplemental Executive Retirement Plan	20.8	408,828
W. Joseph Payne	Retirement Income Plan	14.7	300,921
	Supplemental Executive Retirement Plan	13.9	—
Richard F. Corrado(3)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—

(1)	The RIP and the SERP are described in further detail above under the heading, “Retirement Plans.”

(2)
The valuation method and assumptions used to calculate the amounts shown are included in Note H to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2014, and are based on the SERP in effect as of December 31, 2013.

(3)	Mr. Corrado does not participate in the RIP or the SERP.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Retirement
Certain of the named executive officers participated in the RIP and the SERP in 2013. These plans are discussed above under the heading “Retirement Plans” and the present value of accumulated benefits payable to each of the named executive officers under these plans is described above under the heading “Pension Benefits Table.”
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the executive in conjunction with his retirement. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the executive at the end of the performance period.

Payments Made Upon Disability
Under the terms of ATSG's short-term disability plan, each of the named executive officers would be entitled to receive 50% of his annual base salary (up to a maximum of $1,000 per week) for a six-month period beginning 15 days from the date he first became disabled. In the event the named executive officer continued to be disabled for a period longer than six months, he would be entitled to participate under the Company’s long-term disability plan. Under ATSG’s long-term disability plan, the named executive officer would be entitled to receive 66 2/3% of his annual base salary (up to a maximum of $15,000 per month) during the period of disability. The payments would continue until the named executive officer died, ceased to have a disability or reached his normal retirement age for purposes of receiving Social Security benefits. The definition of disability is the same as that used for the disability plans covering all full-time non-union employees of ATSG. Namely, the named executive officer must be unable to perform the material and substantial duties of his occupation. Further, after 24 months, the named executive officer must be unable to perform the duties of any gainful occupation for which he is reasonably fitted by education, training or experience. The disability benefits would be reduced by any benefits payable under the Company’s pension plans, social security, workers compensation or via subrogation against a third party.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the named executive officer in the event that he were to become disabled. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer at the end of the performance period.

Payments Made Upon Death
In the event of the death of a named executive officer, his surviving spouse would receive those amounts that have accrued and vested under the RIP and the SERP in the form of a 50% joint and survivor benefit and his beneficiaries would receive those amounts that have accrued and vested under the PSP, which benefit plans are discussed above in this Proxy Statement, including under the headings “Summary Compensation Table” and “Pension Benefits.” In addition, the named executive officer’s beneficiaries would receive life insurance proceeds in the amount of 2 1/2 times his annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000. Further, in the event the cause of death was attributable to an accident, the beneficiaries would receive an additional 2 1/2 times the named executive officer’s annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000 over and above the life insurance benefit. Further, in the event the cause of death was attributable to an accident while traveling on company business, the beneficiaries would receive an additional 2 times annual base salary, rounded up to the next $1,000, up to a maximum of $500,000 over and above the life insurance benefit and accidental death benefit.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the name executive officer's beneficiaries in the event of his death. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer's beneficiaries at the end of the performance period.

Payments Upon Change In Control
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers, as described below under the heading “Potential Payments Upon Termination or Change in Control Table.” The purpose of the agreements is to assist in retaining the executives and better enable them to function effectively without distraction in the event that uncertainty as to the future control of the Company and/or a subsidiary should arise as the result of a merger proposal or acquisition attempt by third parties. The agreements provide that, in the event of a change in control of the Company or the subsidiary that employs the executive, the executive will have the right to remain employed, at not less than his respective rate of compensation in effect as of the date of the change in control, for at least four years thereafter.
A change in control is generally defined in the agreements as (i) the direct or indirect acquisition by any person of a greater than 50% ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (ii) the direct or indirect acquisition by any person, within any 12 month period, of a 30% or more ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (iii) a majority of the members of the Board are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iv) the acquisition by any person, within any 12 month period, of assets from the Company or the subsidiary of the Company that employs the executive that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the subsidiary, as applicable.
The agreements generally provide that, if an executive is terminated without “cause” (defined as willful and continued failure to perform duties after demand from the Board, or willful or gross misconduct) within four years after a change in control, the Company must pay the executive, in addition to all accrued compensation, the equivalent of two years’ (three years’ in the case of the Chief Executive Officer) salary and bonus. In addition, the executive is entitled to the continuation of his group health insurance coverage and certain other benefits for the remainder of the term of the agreement, reimbursement for outplacement services and, if a participant, increased benefits under the SERP. The Company or subsidiary that employs the executive is required to provide the same additional compensation and benefits described above in the event an executive officer resigns due to a material reduction by his employer in his salary, authority, duties or responsibilities or a material change in the geographic location of his employment.
The agreements require for the Company to make a tax gross-up payment to reimburse the named executive officer for any excise tax and associated income taxes on excess parachute payments as outlined under Section 280G and 4999 of the Internal Revenue Code. However, the Board, upon the recommendation of the Compensation Committee, adopted a policy in March 2014 which provides that the Company will no longer include tax gross-up payments in any change-in-control agreements that it enters into with its executives, including the named executive officers, in the future. In addition, the Compensation Committee has determined to undertake a review the current change-in-control agreements that it has with its executives, including the named executive officers, with the intent of securing amendments to those agreements by the end of this year, that eliminates the tax gross-up provisions contained therein.
In the event of a change in control, the restrictions on any shares of restricted stock will lapse and the stock will be distributed. In addition, the performance objectives imposed on any performance-based stock units will be deemed to have been met at the threshold level or any higher level actually achieved as of the date of the change in control (“Accelerated Units”) and the executive will receive cash or stock (depending on the nature of the change in control) as if the performance period ended on the date of the change in control. The amount awarded with respect to performance-based stock units will be determined by multiplying the Accelerated Units by the number of whole months between the beginning of the performance period and the date of the change in control divided by the number of whole months in the performance period.

Potential Payments Upon Termination or Change in Control Table
The table below shows potential payments to each of the named executive officers upon (i) retirement, (ii) disability, (iii) death or (iv) termination upon a change in control of the Company. The amounts shown assume that a termination was effective as of December 31, 2013 and are estimates of the amounts that would be paid to the executives upon their termination in addition to the base salary and bonus earned by the executives during 2013 and any applicable pension amounts payable to the executive officers described above under the headings “Pension Benefits” and “Pension Benefits Table.” The actual amounts that would be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Benefit	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause or for Good Reason After a Change in Control ($)
Joseph C. Hete	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,380,000	—
	Restricted Stock(3)	758,842	758,842	758,842	758,842
	Performance-Based Stock Units(4)	471,917	471,917	471,917	471,917

	Severance Pay under Change-in-Control Agreement(5)	—	—	—	2,038,782
	Health Care Continuation Coverage(6)	22,592	—	—	98,306
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	25,540
	Job Outplacement Services(8)	—	—	—	10,000
Quint O. Turner	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	780,000	—
	Restricted Stock(3)	—	332,499	332,499	332,499
	Performance-Based Stock Units(4)	—	204,273	204,273	204,273
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	758,680
	Health Care Continuation Coverage(6)	—	—	—	98,306
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	19,319
	Job Outplacement Services(8)	—	—	—	10,000
W. Joseph Payne	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	720,000	—
	Restricted Stock(3)	—	311,465	311,465	311,465
	Performance-Based Stock Units(4)	—	192,138	192,138	192,138
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	716,410
	Health Care Continuation Coverage(6)	—	—	—	98,306
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	18,697
	Job Outplacement Services(8)	—	—	—	10,000
Richard F. Corrado	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	700,000	—
	Restricted Stock(3)	—	288,004	288,004	288,004
	Performance-Based Stock Units(4)	—	177,643	177,643	177,643
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	681,130
	Health Care Continuation Coverage(6)	—	—	—	98,306
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	18,490
	Job Outplacement Services(8)	—	—	—	10,000

(1)
This amount represents the value of long-term disability payments for one year. However, the executive officer would receive short-term disability benefits for the first six months of any disability, which in the case of the named executive officers would constitute 50% of their base salary (up to a maximum of $1,000 per week).

(2)
This amount assumes the cause of death was not attributable to an accident. The following amounts would be paid to the named executive officers’ beneficiaries in the event the cause of death was attributable to an accident: Hete ($2,760,000), Turner ($1,560,000), Payne ($1,440,000) and Corrado ($1,400,000). Further, the following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident while traveling on business: Hete ($3,260,000), Turner ($2,060,000), Payne ($1,940,000) and Corrado ($1,900,000).

(3)	These amounts were calculated using a per share value of $8.09, the closing market price of our common stock on December 31, 2013. Mr. Hete became eligible for early retirement as of April 3, 2009.

(4)
These amounts were calculated using a per share value of $8.09, the closing market price of our common stock on December 31, 2013. In addition, the performance-based stock units awarded in 2012 and 2013 were valued at the maximum amount for the stock performance units and the target amount for the ROIC units. Mr. Hete became eligible for early retirement as of April 3, 2009.

(5)
This amount constitutes the equivalent of two years’ (three years’ in the case of Mr. Hete) salary and bonus for the named executive officer as well as the cash value of contributions that the Company would have made on his behalf for a 3-year period under the CAP 401(k) 5%.

(6)
The amount contained in the "Retirement" column for Mr. Hete constitutes the cumulative value of the portion of his retiree medical coverage that the Company would have paid on his behalf until he reaches age 65, and is merely intended as an estimate. Mr. Hete became eligible for early retirement as of April 3, 2009. The amount contained in the "Termination Without Cause or for Good Reason Under an Employment Agreement or After a Change in Control" column reflects the value of COBRA continuation coverage for the 4-year term of the change-in-control agreement and is merely intended as an estimate. Under the change-in-control agreement, the Company will pay the named executive officer’s health insurance premiums for the remaining term of the agreement, provided that the executive has elected COBRA continuation coverage, and at the end of such continuation coverage period shall arrange for the executive to receive health benefits substantially similar to those which the executive was receiving immediately prior to the termination of the coverage period.

(7)
This amount constitutes the value of life, AD&D, short-term disability and long-term disability insurance premiums that the Company would have paid on the named executive officer's behalf for the 4-year term of the change-in-control agreement and is merely intended as an estimate.

(8)	This constitutes the maximum amount that the Company will pay or reimburse to the named executive officer for job outplacement services under the terms of the change-in-control agreement.

Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. None of the members of the Compensation Committee are officers or employees, or former officers or employees, of the Company or any of its subsidiaries.

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth information as to the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company and the named executive officers on March 12, 2014, and by all directors and executive officers as a group:

Name	Common Stock of the Company Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Directors(3)
Richard A. Baudouin	—	*
James H. Carey	41,413	*
John D. Geary	13,000	*
Arthur J. Lichte	—	*
Randy D. Rademacher	25,000	*
J. Christopher Teets(4)	—	*
Jeffrey J. Vorholt(7)	90,000	*
Named Executive Officers(5)
Joseph C. Hete, President and Chief Executive Officer(6)	783,967	1%
Quint O. Turner, Chief Financial Officer	289,593	*
W. Joseph Payne, Senior Vice President, Corporate General Counsel & Secretary	191,463	*
Richard F. Corrado, Chief Commercial Officer	82,512	*

All Directors and Executive Officers as a Group (11 Persons)	1,516,948	2.3%

*	Less than 1% of common stock outstanding.

(1)	Except as otherwise noted, none of the individuals shares with another person either voting or investment power as to the shares reported.

(2)	Based on 64,850,537 shares outstanding (which includes 676,600 shares of restricted stock).

(3)
The stock ownership information for the directors does not include restricted stock units held by the following directors in the following amounts: Messrs. Baudouin (23,817), Carey (106,829), Geary (101,829), Lichte (23,817), Rademacher (89,429), Teets (69,829) and Vorholt (101,829).

(4)
The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (as described in footnote 1 on page 4 of this Proxy Statement). Mr. Teets, a Partner of Red Mountain Capital Partners LLC, disclaims beneficial ownership of the shares of the Company beneficially owned by Red Mountain Capital Partners LLC.

(5)	These amounts include the restricted shares held by Messrs. Hete (130,800), Turner (57,800), Payne (53,900) and Corrado (50,700), as to which the holder has sole voting, but no dispositive power.

(6)	Mr. Hete also serves as a director.

(7)	This amount includes 4,500 shares of common stock that are owned by Mr. Vorholt's spouse.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Deloitte & Touche LLP, an independent registered public accounting firm, examined the financial statements of the Company for 2013 and has been selected by the Audit Committee of the Board to serve as the Company’s independent registered public accounting firm for 2014.
We are asking the stockholders to ratify the Audit Committee’s selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting to respond to questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of the Independent Registered Public Accounting Firm
The aggregate fees billed to the Company for professional services by Deloitte & Touche LLP in calendar years 2013 and 2012 are as follows:

	Year Ended December 31
	2013	2012
Audit Fees	$870,468	$859,162
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$870,468	$859,162

Audit Fees
These are the aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2013 and December 31, 2012, the effectiveness of the Company’s internal controls as of December 31, 2013 and December 31, 2012, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees
There were no fees billed for audited-related services for the fiscal years ended December 31, 2013 and December 31, 2012.

Tax Fees
There were no fees billed for tax services for the fiscal years ended December 31, 2013 and December 31, 2012.

All Other Fees
There were no fees billed for other services for the fiscal years ended December 31, 2013 and December 31, 2012.

Auditor Independence
In considering the nature of the services provided by Deloitte and Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Touche LLP and the Company's management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
All audit services for 2013 were pre-approved by the Audit Committee. The charter of the Audit Committee provides for pre-approval of all audit and non-audit services performed by the Company’s independent registered public accounting firm. Such pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The charter of the Audit Committee authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to non-audit services, but the decision must be presented to the full Committee at the next regularly scheduled Committee meeting.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution on the Company's executive compensation as reported in this Proxy Statement. The Compensation Committee and the Board of Directors believes that the compensation policies and practices of the Company articulated in the “Compensation Discussion and Analysis” contained in this Proxy Statement are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company's success.
A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers' interests with those of our stockholders. The annual cash bonus paid to our named executive officers under the Company's Executive Incentive Compensation Plan is based in large part on the Company's net income from continuing operations, while the remainder is designed to incentivize and reward the achievement of strategic objectives that are more specifically targeted to the named executive officer. The restricted stock and performance-based stock unit awards made to the named executive officers under the Company's Amended and Restated 2005 Long-Term Incentive Plan, as described on page 21, further align our executives' interests with our stockholders' interests.
As disclosed under “Stock Ownership Requirements” and “Stock Ownership of Management,” each of our named executive officers also owns shares of common stock of the Company, thus giving each of them a direct, vested interest in long-term Company performance and stockholder return. Further, with the exception of change of control agreements, the Company does not maintain employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.
We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 16 of this Proxy Statement, which describes in more detail how our executive compensation policies and practices operate and are designed to achieve our compensation objectives, as well as the "Summary Compensation Table" and other related compensation tables and narrative, appearing on pages 28 through 36, which provide detailed information on the compensation of our named executive officers. Included therein, under “Advisory Votes on Executive Compensation” on page 18, is additional information concerning the results of advisory votes on executive compensation in recent years and actions taken by the Compensation Committee and the Board of Directors in response thereto.
In accordance with provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:
RESOLVED, that the stockholders of Air Transport Services Group, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2014 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the directors and certain officers of the Company, and persons who own more than ten percent of the Company's common stock, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.
Based solely on its review of the copies of such forms received by the Company, and the representations of the officers and directors of the Company regarding their compliance with the filing requirements, the Company believes that in 2013, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one Form 4 report covering one transaction for each of Messrs. Hete, Turner, Payne, Corrado, Manibusan, Starkovich, Templeton and Fedders, and one Form 5 report covering two transactions for Mr. Manibusan, were not timely filed.

STOCKHOLDER PROPOSALS
Under the rules of the SEC, if you wish to include a proposal in the Company’s proxy statement for the 2015 Annual Meeting, it must be received by the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, no later than November 28, 2014.
Under the Company’s Bylaws, proposals of stockholders intended to be presented at the 2015 Annual Meeting outside of the proxy statement process must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting (May 8, 2014); provided, however, that in the event the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any proposals received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company. These requirements apply to any matter that a stockholder wishes to raise at the annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

ANNUAL REPORT ON FORM 10-K
If any person who was a beneficial owner of common stock of the Company on the record date for the 2014 Annual Meeting desires copies of the Company’s Annual Report on Form 10-K, such copies will be furnished without charge upon request by writing or calling:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296

We also make available free of charge the Company’s Report on Form 10-K through our Internet website at http://www.atsginc.com.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 2014
This Proxy Statement is available at http://www.proxyvote.com.

OTHER MATTERS
Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the stockholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement certain other documents that are filed with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement. We are incorporating by reference the section titled “Executive Officers” from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO VOTE BY USING THE INTERNET, TELEPHONE OR BY FILLING IN, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ W. Joseph Payne
W. JOSEPH PAYNE
Secretary

March 28, 2014
Wilmington, Ohio

Air Transport Services Group, Inc.

AIR TRANSPORT SERVICES GROUP, INC.
145 HUNTER DRIVE
WILMINGTON, OH 45177

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 James H. Carey   02 J. Christopher Teets

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Company proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2014.	☐	☐	☐
3. Advisory vote on executive compensation.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000202261_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

AIR TRANSPORT SERVICES GROUP, INC.
Annual Meeting of Stockholders
May 8, 2014 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joseph C. Hete and Jeffrey J. Vorholt , or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Air Transport Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on May 8, 2014, at the Wilmington Air Park, 145 Hunter Drive, Wilmington, Ohio, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000202261_2 R1.0.0.51160